UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 4, 2008

EFJ, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-21681	47-0801192
(Commission File Number)	(IRS Employer Identification No.)

1440 CORPORATE DRIVE

IRVING, TEXAS 75038

(Address of Principal Executive Offices, Including Zip Code)

(972) 819-0700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02	Results of Operations and Financial Condition

The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

On January 8, 2008, the Company announced certain expectations regarding revenue for the fourth quarter and year ended December 31, 2007. This information is being furnished pursuant to this Item 2.02. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The Company is implementing an organizational plan (the “Plan”) announced in the fourth quarter of fiscal 2007 to shift from three divisions to one integrated corporate structure focused on secure wireless communications for government and industrial customers. In conjunction with the appointment of the Chief Operating Officer on November 15, 2007, the Company committed to this course of action. The Plan is designed to achieve profitability and to support a new technology roadmap driving towards a streamlined and more effective structure, with key functions aligned under the newly created position of chief operating officer. Implementation of the Plan includes senior and middle management changes as well as staff reductions designed to eliminate redundant positions and reflect the Company’s decision to close down production in three locations, with all outsourcing to be centralized in the Dallas/Fort Worth area.

The Company intends to treat certain costs that are directly associated with the Plan as “restructuring costs” (as defined by Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”). Other costs that are not properly classified as restructuring costs will generally be classified as other operating expenses or costs of goods sold in the Company’s consolidated statements of operations.

In connection with the Plan, the Company anticipates incurring between $0.8 million and $1.1 million in total costs, which it expects to result in cash expenditures of between $0.8 million and $1.1 million. The Company anticipates recording between $0.6 million and $.75 million of these costs during the fourth quarter of 2007 and the remainder in the first six months of 2008. The Company estimates these costs will consist primarily of severance, relocation, and other employee-related costs.

This Current Report on Form 8-K contains forward-looking statements regarding future restructure charges. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) On January 4, 2008, Ms. Ellen O’Hara, who was serving as EFJ, Inc’s (the “Company’s”) Executive VP, Sales and Marketing provided her resignation to the Company effective as of January 4, 2008. Pursuant to the terms of a Separation Agreement between Ms. O’Hara and the Company, Ms. O’Hara will receive separation pay equal to one year’s base salary ($260,000) payable in accordance with the Company’s normal payroll procedures over a period of 12 months, offset by any sources of earned income she may receive during such 12 month period, whether through employment, self-employment or otherwise. In addition, Ms. O’Hara will receive health insurance at least equal to the benefits provided to active employees of the Company for one year. In accordance with the Age Discrimination in Employment Act, Ms. O’Hara has seven (7) days following the date of the Separation Agreement to revoke it. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	EXHIBITS

(d)	The following is a list of the exhibits filed herewith.

Exhibit Number	Description
10.1	O’Hara Separation Agreement, dated January 4, 2008

99.1	Press Release of EFJ, Inc. issued on January 8, 2008 regarding financial guidance change

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFJ, INC.

Dated: January 9, 2008	By:	/s/ Jana Ahlfinger Bell
	Name:	Jana Ahlfinger Bell
	Title:	Executive Vice President and Chief Financial Officer

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